                                                                 EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of June 12, 1996 by and between THE TRYLON CORPORATION, a Delaware corporation (the "Company"), and MARTIN L. LONKY, PH.D. (the "Employee") with reference to the following facts:

     A. The Company desires to encourage the continuity of its management and secure for its benefit the skills of individuals who provide unique value to its operations;

     B. The Company recognizes that Employee possesses certain skills and expertise which give him peculiar value to the Company, the loss of which cannot be reasonably or adequately replaced;

     C. The Company desires to retain these skills for the benefit of the Company and to provide Employee with compensation commensurate with such skills; and

     D. Employee and the Company desire to enter into an employment agreement on the terms and conditions contained herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                               BASIC EMPLOYMENT

     1.1 Employment. The Company agrees to employ Employee, and Employee hereby agrees to be employed by the Company, to perform the duties described below for the compensation and duration specified in this Agreement, as it may be amended from time to time, subject to and upon all the terms and conditions set forth herein. Employee shall only be required to perform his duties in Los Angeles County, California, provided, however that the foregoing shall not apply as to reasonable business travel commensurate with Employee's position and the Company's operational requirements.

     1.2 Term. The term of this Agreement ("Term") shall commence as of July 1, 1996 (the "Effective Date"), and continue in full force and effect after the Effective Date for a period of three years. At or prior to the time when the remaining term of this Agreement is one year, the Company shall inform Employee either that (a) it will renew this Agreement or offer to Employee a new agreement and provide Employee with an execution copy of such agreement, or (b) it will not renew this Agreement upon expiration. Each twelve (12) month period during the Term shall be referred to herein as a "Contract Year." Upon the Effective Date, all previously existing employment agreements or arrangements between Employee and the Company (other than this Agreement and any agreements pursuant to the Company s 1994 Long-Term Incentive Plan) shall terminate automatically and be of no further force or effect.

     1.3 Duties. During the Term, Employee shall hold the office of Chairman of the Board of Directors, Chief Executive Officer and President and shall serve as a director on the Company's Board of Directors. Employee hereby agrees to use his best efforts and to devote such professional time, energy and ability as necessary in order to assure the proper and efficient performance of his work for the Company. Employee, with the prior approval of the Board of Directors, may render services of a business, professional or commercial nature to other persons or firms. Such services may be rendered both with and without compensation. In the event Employee desires to hold a position on the board of directors of any other companies, Employee may devote up to twenty (20) hours per month to such activities, upon notifying the Board of Directors of such involvement. At present, Employee is rendering services to the entities indicated on the attached Schedule 1 (whether as an employee, shareholder, officer, director or otherwise), as to which services the Company hereby consents and approves. Should the rendering of services for individuals or entities other than the Company have a documented adverse impact on the Company, the Company and Employee shall reach agreement to reduce the amount of time Employee devotes to such services.

     1.4 Compensation. The Company hereby agrees to pay Employee an initial salary (the "Initial Salary") at the annual rate set forth in Exhibit "A", attached hereto and incorporated herein by this reference. The Initial Salary and the Initial Salary as adjusted pursuant to this Section 1.4 (collectively, the "Base Salary"), shall be payable in arrears in equal payments at such frequency as is the custom and practice of the Company and on at least a monthly basis. Each Contract Year, Employee's performance shall be reviewed by the Board or a committee or other designee of the Board. Employee's Base Salary shall be subject to an upward adjustment as determined by the Board or a committee or designee of the Board, based on the results of such performance review. Employee's Base Salary will be increased by not less than the greater of (i) the amount determined by the Board of Directors, committee or designee of the Board, or (ii) the change in the Consumer Price Index (1982-84=100) for Urban Wage Earners and Clerical Workers - Los Angeles, Anaheim, Riverside for such Contract Year. Employee's Base Salary in any Contract Year shall never be less than the Initial Salary as set forth in Exhibit "A."

     1.5 Bonus Compensation. In addition to Base Salary, during each year of this Agreement Employee shall be eligible for a bonus in the form of cash ("Bonus Compensation") to be based upon Employee s performance. The Bonus Compensation shall consist of two parts: the "Personal Management Goals" and the "Enterprise Goals." The Personal Management Goals shall be determined annually during the term of this Agreement (and not later than the end of the first month of each Contract Year) mutually by the Board of Directors (or, if in existence, the Compensation Committee of the Board of Directors) and Employee. The Personal Management Goals, which shall be based on fulfillment of Employee's job description and objectives and scaled by allocation of specified percentages of the maximum annual bonus amount to completion of specified tasks or projects, shall be suggested by Employee each year for review by the Board of Directors or Compensation Committee. Upon agreement, they shall be attached to Exhibit "A" hereto and shall become a part of this Agreement. The Personal Management Goals and the related bonus eligibility for the first Contract Year (which shall not be decreased but may be increased for future Contract Years) are set forth in Exhibit "A" attached hereto and incorporated herein. The Enterprise Goals, as set forth in Exhibit "A" hereto, are intended to reward Employee for assisting the Company in attaining the specified enterprise goals, which bonus payment to Employee shall be made at the time the relevant enterprise goal is achieved.

     1.6 Change of Control. If Employee's employment with the Company is terminated either by the Company without cause or by the Employee for cause within three (3) months prior to or twelve (12) months after a Change of Control, as defined below, the Company shall pay Employee in satisfaction of this Agreement the greater of: (i) a lump sum cash payment equal to his Base Salary, Bonus Compensation and the cash value of any and all benefits including, but not limited to, health, life, disability and other insurance benefits (collectively "Benefits") which Employee would have earned had he remained employed with the Company for the eighteen (18) months following his termination within the time frame described above in this Section 1.6, or (ii) a lump sum cash payment equal to the amount of his Base Salary, Bonus Compensation and the cash value of any and all Benefits which Employee would have earned had he remained employed with the Company for the remainder of the Term. If the foregoing is characterized under Section 280G of the Internal Revenue Code (the "Code") as "excess parachute payment" (as defined therein), the maximum amount payable to Employee shall be limited to 2.99 times the base amount (as defined therein) (e.g. such amount which is the highest allowable payment without invoking the excise tax imposed by Section 280G of the Code). The term "Change of Control" shall be defined as the (i) sale or transfer of more than fifty percent (50%) of the common stock of the Company in one or a series of transactions to a single buyer or group of persons acting in concert (but shall not include any sale or transfer to the extent that such is made to a shareholder or shareholders of the Company who owned shares of the Company's common stock as of the date of this Agreement), or (ii) sale of all or substantially all of the assets of the Company. Notwithstanding the foregoing, the term "Change of Control" shall not include any initial or secondary public offering of the common stock of the Company or any transaction with a subsidiary or affiliate of the Company. Upon payment to Employee of the lump sum payment hereunder, this Agreement shall terminate (except as to such provisions hereof which expressly survive termination) and Employee shall have no further obligations or liabilities of any kind to the Company.


     1.7  Working Conditions/ Benefits

          1.7.1 Location of Employment. In connection with his employment by the Company, Employee shall at all times be entitled to maintain his existing office at the Company's principal executive offices in Los Angeles County, California. The Company shall not, without the written consent of Employee, transfer Employee to a location more than forty (40) miles from the Company's current location. The Company shall promptly pay (or reimburse Employee for) all reasonable moving expenses incurred by Employee as a result of a change of his principal residence in connection with any such relocation to which Employee has consented, and will indemnify Employee against, and reimburse Employee for, any loss incurred as a result of the sale of his principal residence (which loss shall be computed for the purpose hereof as the difference between the actual sales price of such residence and the higher of (a) Employee's aggregate investment in such residence or (b) the fair market value of such residence as determined by a real estate appraiser designated by Employee and reasonably satisfactory to the Company) in connection with any such change in residence.

          1.7.2 Vacation and Illness. Employee shall be entitled to no less than twenty-five (25) business days of paid vacation per Contract Year. Any unused vacation days shall accrue from year to year. Employee shall receive a cash payment equal to the value of any accrued vacation days, computed based upon Employee's current Base Salary and an eight (8) hour working day, in the event (i) Employee provides the Company with written notice of his election to receive such sums and not to use such vacation days, which election may be made at any time, and from time to time, during the Term, or (ii) this Agreement is terminated for any reason. Employee shall further be entitled to leaves of absence and sick leave with pay in accordance with the Company's policies and procedures established from time to time, or, if there is no policy or procedure in place at any applicable time, then on the same basis as other senior management of the Company.

          1.7.3 Insurance Benefits. Employee shall be eligible to participate in and, if eligible, to receive employee group medical, dental, life insurance and such other benefits made available by the Company in accordance with the Company's policies and procedures established from time to time, or, if there is no policy or procedure in place at any applicable time, then on the same basis as other senior management of the Company. In addition, Employee shall arrange for, and the Company shall fund, a life insurance policy, in form reasonably satisfactory to Employee, for the benefit of Employee or his designated beneficiaries in the amount and on the terms set forth in Exhibit "B" attached hereto and incorporated herein. The beneficiary of such policy shall be determined by the Employee. The Company shall provide Employee with secondary dental insurance and excess co-payment/deductible medical insurance in form and amount as set forth on Exhibit "B" attached hereto and incorporated herein. The Company shall also provide Employee with disability insurance, in form reasonably satisfactory to Employee, with a benefit in the amount set forth on Exhibit "B" attached hereto and incorporated herein. Company also shall purchase and fund for the benefit of Employee an annuity in an amount and with a payment schedule as set forth on Exhibit "B" attached hereto and incorporated herein.

          1.7.4 Stock Options and Awards. Should senior management of the Company receive grants of Company stock options or awards during the Term, Employee shall participate at such time in all such grants or awards and shall receive grants or awards (subject to compliance with applicable laws) which have the same terms as generally afforded to senior management and which equals at least the average amount received by such senior management at such time. Notwithstanding the foregoing, stock grants made in consideration of entering into an employment agreement or relationship with the Company or stock option grants that are not included within a stock option plan or program approved by the shareholders of the Company shall not be included in any calculation of the foregoing.

          1.7.5 Expenses. Employee shall be entitled to reimbursement for all approved reasonable travel and other business expenses incurred by Employee in connection with his services to the Company pursuant to the terms of this Agreement. The Company shall also pay to Employee a monthly automobile allowance in the amount set forth on Exhibit "B" attached hereto and incorporated herein. All business expenses for which Employee seeks reimbursement from the Company shall be adequately documented by Employee in accordance with the Company's procedures covering expense reimbursement and in compliance with the regulations of the Internal Revenue Service.

          1.7.6 Facilities. Company shall provide Employee with a private office, computer, secretarial support, telephone, facsimile, reprographic and other support services and facilities commensurate with Employee's position and applicable industry standards.

                                  ARTICLE II
                            PROPRIETARY INFORMATION

     2.1 Non-Disclosure. Employee acknowledges that, during the course and scope of his employment with the Company, Employee may gain knowledge of, have access to or have otherwise disclosed to him confidential information and materials which are of value to the Company. Employee recognizes and acknowledges that any and all confidential information and materials are made available to him only for the limited purpose of the performance of his duties as an employee. Employee agrees that, during and after the Term, Employee will regard and preserve such information and materials as strictly confidential, and, without the express prior written consent of the Company, will not directly or indirectly disclose to any third person or use for the benefit of anyone other than the Company, any and all confidential information obtained or originated by the Employee by reason of his employment.

     2.2 Confidential Information. For purposes of this Agreement, confidential information and materials shall include, but shall not be limited to, information, in all forms and in whatever media embodied, relating to the business of the Company, contract terms, contracting policies, sales data, sales programs, budgets, business plans, financial information, financial data, personnel or payroll information, internal business procedures, processes, techniques, methods, ideas, discoveries, developments, computer programs, access codes, information flow systems and design, information processing technologies and protocols, records, product designs, product planning, research and development data and programs, trade secrets, customer lists and related customer information, all of which is deemed confidential and/or proprietary, which Employee has encountered, become aware of, or originated in the course of or arising out of his employment with the Company ("Confidential Information"). Confidential Information shall not include (i) information independently developed by Employee without the use of Confidential Information, and (ii) information which is or becomes publicly known through no breach of the terms of this Article.

     2.3. Books and Records. All business records of the Company and any and all additional correspondence, notes, files, records (including computer hardware, software, discs and printouts), books or papers relating in any manner whatsoever to the Company, or relating to or arising out of Confidential Information whether prepared by Employee or otherwise, in whatever media embodied ("Confidential Books and Records") shall be the exclusive property of the Company. Employee shall not make or retain any copies of such Confidential Books and Records without the approval of the Company. All such Confidential Books and Records, including any photographic or electronic copy or original of such records, shall be immediately returned to the Company by Employee upon termination of his employment or upon the request of the Company.

     2.4. Inventions. All inventions, discoveries and improvements relating in any way to the business of the Company (including but not limited to research and development, products, protocols, methods, computer programs or procedures) which are conceived, suggested or devised by Employee solely or jointly with others during the period of Employee's employment with the Company, shall be disclosed to the Company and all such inventions, discoveries and improvements shall become and remain the sole property of the Company. Employee agrees to cooperate with the Company in the execution of appropriate instruments assigning and evidencing such ownership rights.

     2.5. Remedies. Employee acknowledges and agrees that the disclosure of Confidential Information and the breach of the provisions of this Article may give rise to irreparable injury to the Company which cannot be adequately compensated with monetary damages, and Employee further agrees that the Company may seek and obtain injunctive relief against the breach or threatened breach of any of the provisions of this Article and/or specific enforcement of such provisions in addition to any other legal or equitable remedies which may be available.


                                  ARTICLE III
                                  TERMINATION

     3.1 Termination by Company for Cause. The Company shall not terminate Employee's employment hereunder other than for "Cause" (as defined herein). The Company shall have the right to terminate Employee's employment at any time for Cause by giving Employee written notice of the effective date of termination. For purposes of this Section, "Cause" shall be defined as:

          (i) dishonesty, fraud, misappropriation, embezzlement or other act of material misconduct against the Company;

          (ii) substantial, continuing and willful failure to render services in accordance with the terms of this Agreement, provided that a reasonable demand for performance of services had been delivered to Employee by the Board at least thirty (30) days prior to termination identifying the manner in which the Board believes that Employee has failed to perform (as determined by the Board) and Employee has failed to reasonably remedy such failure to perform within such thirty (30) day period;

          (iii) willful and knowing violation of any laws, rules or regulations of any governmental or regulatory body material to the business of the Company; or

          (iv) conviction of or a plea of nolo contendere to a felony or a charge or indictment of a felony, the defense of which renders Employee substantially unable to perform his services hereunder.

If the Company terminates Employee's employment for any of the reasons set forth in this Section 3.1, the Company shall have no further obligation hereunder from and after the effective date of such termination and shall have all other rights and remedies available under this Agreement, at law or in equity.

     3.2 Termination on Account of Death or Permanent Disability. To compensate in the case of Employee's death or Permanent Disability, the Board of Directors shall provide Employee or his Designated Beneficiary with (i) a lump sum payment equal to one (1) time Employee's current Base Salary or (ii) during the Term and before such death or Permanent Disability, Company provides Employee with insurance coverage as to death and Permanent Disability that equals or exceeds one (1) year of Employee's current Base Salary and adjusts annually for any increase in such Base Salary. For purposes of this Agreement, the term "Permanent Disability" shall mean Employee's inability to perform his duties under this Agreement for ninety (90) consecutive days or one hundred and eighty (180) days during any twelve (12) month period due to illness, accident or other incapacity (as determined in good faith by a physician mutually acceptable to the Company and Employee) or if a physician so selected advises the Company that it is likely that Employee will be unable to perform such duties for ninety (90) consecutive days or one hundred and eighty (180) days during the succeeding twelve (12) month period. If the Board of Directors chooses to provide insurance coverage, Employee, his spouse and his children shall also be entitled to continue to be covered, if eligible, by all medical, health, accident and other insurance at the same coverage level maintained for Employee's benefit immediately prior to the date of Employee's termination (subject to continuing payment of any premiums, deductibles and copayments by the person who was the responsible party at the time of death or Permanent Disability) for a period of eighteen (18) months from the date of Employee's death or Permanent Disability. In the event Employee's surviving children are ineligible under the terms of such insurance to continue to be so covered, the Company shall provide substantially equivalent coverage through other sources or will provide Employee's surviving children with the lump sum payment equal to the agreed upon present value of the continuation of such health insurance coverage under this Section 3.2. In the event of Permanent Disability, Employee shall continue to receive credit for years of service under all retirement plans of the Company where permitted by law.

     3.3 Voluntary Termination by Employee Without Cause. Employee may terminate this Agreement at any time without cause upon sixty (60) days' advance written notice to the Company; provided, that in the event that Employee's employment with the Company is voluntarily terminated by Employee without cause:
(i) Employee shall continue to be bound by any provisions of this Agreement that expressly survive termination of this Agreement, and (ii) the Company shall, within thirty (30) days of the effective date of such termination, pay Employee in cash and in one lump sum an amount equal to one half (.5) times his current Base Salary. Should such termination occur later than the first Contract Year, such amount paid Employee shall be equal to eighteen months of his current Base Salary multiplied by the percentage of the Term completed at the time of such termination.

     3.4 Termination by Employee for Cause. Employee may terminate this Agreement due to any uncured material breach by the Company of any provision of this Agreement or for "Good Reason" upon written notice to the Company; provided that a reasonable demand for performance had been delivered to the Company by the Employee at least thirty (30) days prior to termination identifying the manner in which the Employee believes that the Company has failed to perform and the Company has failed to remedy such failure to perform within such thirty (30) day period (or, in the case of breaches which are capable of cure but not reasonably within such thirty (30) day period, if Company has not commenced efforts to cure within such thirty (30) day period and has not thereafter continued diligently in good faith its efforts to cure until such cure has been
effected).   "Good Reason" shall mean (i) the failure by the Company to continuously provide Employee with working conditions and supervisory authority that are of the type and level as are applicable to Employee as of the Effective Date, except in connection with the termination of his employment for disability, retirement or Cause or by Employee other than for Good Reason, (ii) a requirement that Employee travel on the Company's business to an extent materially greater than Employee's normal business travel obligations; or (iii) any material breach by the Company of any provision of this Agreement or any other agreement with Employee.

     3.5 Termination by the Company Without Cause. At any time beginning eighteen (18) months after the Effective Date, the Company may terminate this Agreement without cause upon sixty (60) days' advance written notice to Employee; provided, that in the event that Employee's employment with the Company is terminated by the Company without cause: (i) the Company shall continue to be bound by any provisions of this Agreement that expressly survive termination of this Agreement, and (ii) the Company shall, as of the effective date of such termination, pay Employee in cash and in one lump sum an amount equal to eighteen (18) months of Employee's current Base Salary, Bonus Compensation and Benefits.


                                  ARTICLE IV
                                INDEMNIFICATION

     The Company shall indemnify Employee and hold him harmless from and against any acts or decisions made by Employee in good faith and while exercising reasonable judgment in performing services for the Company. The Company shall also obtain and maintain coverage for Employee under any insurance policy now in force or hereafter obtained during the Term covering other officers of the company against lawsuits. To the extent permitted by applicable law, the Company shall pay all expenses, including reasonable attorneys fees, actually and necessarily incurred by the Employee in connection with the defense of such act, suit or proceeding, including the cost of court settlements, provided that the Employee has not acted with gross negligence or in bad faith.


                                   ARTICLE V
                                 MISCELLANEOUS

     5.1 Notices. Whenever notice is to be served hereunder, service shall be made personally, by facsimile transmission, by overnight courier or by registered or certified mail, return receipt requested. All postage and other delivery charges shall be prepaid by the party sending the notice. Notice shall be effective only upon receipt by the party being served, except notice shall be deemed received 72 hours after posting by the United States Post Office, by method described above. Confirmation of receipt of any facsimile sent must be received in order to presume that the transmission was received. All notices shall be sent to the addresses described below unless changed by written notice pursuant to the terms of this Section:

               To the Company:

               THE TRYLON CORPORATION
               970 West 190th Street
               Suite 900
               Torrance, CA  90502-1037
               Attention:
               Fax:  310-327-8979

               To Employee:
               Martin L. Lonky, Ph.D.
               27600 Alvesta Place
               Rancho Palos Verdes, California  90275
               Fax:  310-832-2590


     5.2 Assignability. The Company may assign its interest in this Agreement to any subsidiary or affiliate of the Company or in connection with a merger or sale of all or substantially all of the assets of the Company and the provisions of this Agreement shall inure to the benefit of the successors and assigns of the Company. Employee may not assign or transfer this Agreement, it being deemed personal to Employee only; provided, however, upon Employee's death, Employee's heirs, executors and/or administrators may seek collection of any sums that may have been due Employee as of Employee's death. Subject to the above, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

     5.3 Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be found to be invalid, void, or unenforceable, the remaining provisions of this Agreement and any application thereof shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way.

     5.4 Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

     5.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original instrument and all of which together shall constitute the same instrument.

     5.6 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and any extensions or renewals hereof, constitutes the parties' entire Agreement with respect to the subject matter hereof and supersedes all prior statements or agreements, both written and oral. This Agreement may be amended only by a writing signed by the parties.

     5.7 Governing Law. The validity, interpretation and construction of this Agreement, and all other matters related to the Agreement, shall be interpreted and governed by the laws of the State of California.

     5.8 Headings. The headings herein used are for convenience purposes only and shall not be used to construe the meaning of this Agreement in any respect.

     5.9 Deductions. The Company shall deduct from any payment to Employee hereunder such social security insurance, federal, state and other taxes, state disability insurance and other withholdings as may be required by law.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first above written, by their duly authorized representatives.


COMPANY            THE TRYLON CORPORATION,
                         a Delaware corporation

                         By:       /s/ Stewart A. Lonky, M.D.
                                   --------------------------
                         Title:    Vice President


EMPLOYEE                /s/ Martin L. Lonky, PH.D
                        -------------------------
                        Martin L. Lonky, PH.D.

                                  EXHIBIT "A"

                                 COMPENSATION



                                INITIAL SALARY
                                --------------
                                   $240,000


          MAXIMUM ANNUAL PERSONAL MANAGEMENT GOALS BONUS COMPENSATION
          -----------------------------------------------------------
                                    $56,250


                               ENTERPRISE GOALS
                               ----------------

        Milestone                                      Bonus
        ---------                                      ------

 Initial Public Offering or comparable                $ 50,000
 private placement or sale transaction
 with a valuation for the Company of at
 least $75 million (post-money)

 The Company achieving $5 million annual                    $100,000
 pre-tax earnings cumulatively during the term
 of the Agreement, with earnings calculated
 according to generally accepted accounting
 principles (GAAP) and the Company's historical
 accounting practices

 The Company achieving an additional $5 million       $150,000
 annual pre-tax earnings cumulatively during
 the term of the Agreement, with earnings
 calculated according to generally accepted
 accounting principles (GAAP) and the
 Company's historical accounting practices

                                  SCHEDULE 1


     Consulting services for Northrop Grumman Corporation generally relating to litigation of canceled military programs.

                                       10